Exhibit 99.g(5)

FORUM SECURITIES LIMITED

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) dated as of December 21, 2011 is entered into by and among Forum Securities Limited (the “Sub-Adviser”), Versus Capital Advisors LLC (the “Adviser”) and, solely with respect to Section 10 below, Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) and sets forth the terms on which the Sub-Adviser will act as sub-adviser of certain assets of the Fund placed with Sub-Adviser from time to time (the “Account”).

1.                                       Appointment of the Sub-Adviser.

(a)  The Adviser hereby appoints the Sub-Adviser as investment manager with respect to the Account with investment authority, subject to the Investment Guidelines (as defined and described in Section 3 below), and the Sub-Adviser accepts such appointment and agrees to manage the Account in accordance with the provisions of this Agreement.

(b)  At its own expense, the Sub-Adviser may, from time to time, to the extent permitted by applicable law, appoint one or more affiliates of the Sub-Adviser, to perform the services provided by the Sub-Adviser to Adviser pursuant to this Agreement, subject to written notification to and approval of the Adviser and, where required by applicable law, the Board (as defined below).  Any such appointment shall not relieve the Sub-Adviser of any of its obligations hereunder and the Sub-Adviser shall be responsible for the compensation of any such appointee.

(c)  The Adviser acknowledges and agrees that the Sub-Adviser shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Fund, the Adviser or the Account, including, but not limited to, administrative (such as valuation-related services), management or other similar services.  The Adviser shall remain responsible for the Fund’s overall compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and all other applicable federal and state laws and regulations.  The Adviser acknowledges and agrees that the Account represents only a portion of the assets of the Fund and that Sub-Adviser shall have no responsibility or liability in the selection of advisers and real estate investments other than for the Account, or otherwise regarding the investment policies or strategy, overall portfolio composition, or diversification of investments of assets of the Fund.

(d)  Each party agrees to provide the other party, including the Fund, with such assistance as may be reasonably requested by such party or the Fund in connection with its activities under this Agreement.

2.                                       Composition of Account; Custody.

(a)  The Adviser may request the Sub-Adviser manage one or more accounts, now or in the future, each of which shall be referred to as the “Account” and shall be subject to the terms of this Agreement. The Account shall consist of such cash and securities as shall be agreed upon by the Adviser and the Sub-Adviser and that Adviser from time to time places under the supervision of the Sub-Adviser or which shall become part of the Account as a result of transactions therein or otherwise.

(b)  The Adviser has appointed The Bank of New York Mellon, a New York corporation authorized to do banking business (the “Custodian”) to be the custodian of the cash and securities in the Account, and the Sub-Adviser will execute all investment transactions for settlement with the Custodian under the following custodial account number:  #492617.  The Adviser will provide the Custodian and the Sub-Adviser with at least two (2) business days’ notice of any contributions to and five (5) business days’ notice of any withdrawals from the Account, as they may occur from time to time.  The Adviser shall direct the Custodian to comply with all investment instructions given by the Sub-Adviser with respect to the Account.  The Adviser shall provide the Sub-Adviser with reasonable advance written notice of any subsequent changes in the Custodian.

(c)  The Adviser and the Sub-Adviser agree that all dividend and interest income received in respect of the Account will be retained in the Account, subject to any distribution pursuant to the Fund’s quarterly dividend policy.  Whether the income is distributed or reinvested, the Fund shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Account and the filing of any returns in connection therewith or otherwise required by law.

(d)  Nothing contained herein shall be deemed to authorize Sub-Adviser to take or receive physical possession of any cash, securities or other property held in the Account.

(e)  The Adviser acknowledges and agrees that the sole responsibility for the safekeeping of the cash, securities and other property in the Account (in such investments as the Sub-Adviser may direct) and for the consummation and settlement of all such purchases, sales, deliveries and investments made pursuant to the Sub-Adviser’s direction, shall rest upon the Custodian and shall be subject to any agreement with the Custodian.

(f)  The Adviser agrees to cooperate with Sub-Adviser and the Custodian in taking all such action as may be necessary or advisable to establish appropriate authority, as specified herein, with respect to the management of the cash, securities and other property held in the Account.

(g)  The Adviser represents that the Custodian is a “qualified custodian” as defined in Rule 206(4)-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.                                       Investment Guidelines.  The Adviser is responsible for informing the Sub-Adviser, in advance and in writing, of the investment policies, guidelines, objectives, restrictions, conditions, limitations or directions applicable to, as well as any cash needs of, the Account (the “Investment Guidelines”), and the Sub-Adviser shall invest, reinvest and manage the securities and cash in the Account subject to such Investment Guidelines as in effect from time to time.  The Adviser may amend the Investment Guidelines upon written notice to the Sub-Adviser; provided such amendment becomes effective only upon the Sub-Adviser’s written acknowledgment of its receipt of such amendment, and the Sub-Adviser shall be provided a reasonable amount of time to comply with such amendment.  The Adviser acknowledges and agrees that the Prospectus and other public filings for the Fund will at all times be in compliance with all disclosure requirements under applicable federal and state laws and regulations thereunder.

4.                                       Discretionary Authority.

(a)  Subject to and in accordance with the Investment Guidelines, the Sub-Adviser shall have full and complete discretion and authority, without obtaining the Adviser’s instructions, consent or approval, to make such purchases, sales, exchanges, investments or reinvestments or to take any action that it deems necessary or desirable in connection with the management of the assets in the Account, and in connection therewith to execute or cause to be executed any and all required documents.  In exercising its investment discretion, the Sub-Adviser is not limited to investing in securities and other property of the type normally deemed appropriate for trust funds.

(b)  The Adviser authorizes the Sub-Adviser, in its sole and absolute discretion and in accordance with its aggregation policy as set forth in its Form ADV, to aggregate purchases and sales of securities for the Account with purchases and sales of securities of the same issuer for other clients of the Sub-Adviser occurring on the same day.  When transactions are so aggregated, the Sub-Adviser shall allocate the transactions among the Account and the accounts of other participating clients of the Sub-Adviser in a manner believed by the Sub-Adviser to be fair and equitable for all accounts involved and the actual prices applicable to the aggregated transaction will be averaged, and the Account and the accounts of other participating clients of the Sub-Adviser will be deemed to have purchased or sold the securities involved at the average price so obtained.

(c)  Subject to the Investment Guidelines, investments may be made in, but are not limited to, securities of any kind including common or preferred stocks, warrants, rights and corporate or government bonds or notes, limited liability legal entities and non-registered pooled funds.

5.                                       Brokerage and Execution Services.  In accordance with the terms of Exhibit A, attached hereto and made a part hereof, the Adviser acknowledges that the Sub-Adviser will effect securities and other investment transactions through brokers of its choosing.  To the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Account (including, but not limited to, the identity of the Fund or the Adviser and market value of the Account), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Account in accordance with the terms of this Agreement.

6.                                       Proxies and Legal Proceedings.

(a)  The Sub-Adviser is authorized and shall have the responsibility to vote all proxies with respect to securities held in the Account in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time, provided that the Sub-Adviser may delegate certain responsibilities in connection therewith to one or more authorized agents to the extent consistent with such guidelines.  Adviser agrees to instruct the Custodian to forward all proxy materials and related shareholder communications to the designee provided by Sub-Adviser promptly upon receipt.  The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.  The Sub-Adviser shall provide such information to the Adviser regarding its proxy votes, including the basis for those votes, as the Adviser may reasonably request.

(b)  The Adviser acknowledges and agrees that the Sub-Adviser will not be required to advise or take any action on behalf of the Adviser or the Fund, including filing any proof of claim forms, with respect to any bankruptcies, class actions or other legal proceedings involving securities held or formerly held in the Account or the issuers of those securities.

7.                                       Information and Statements.

(a)  The Sub-Adviser shall cause to be rendered to the Adviser, no less frequently than quarterly, statements setting forth the property in the Account and transactions therein and advices of changes as they are made in the Account in accordance with the Sub-Adviser’s normal procedures.  The Adviser agrees to review promptly all statements and advices.  The Adviser acknowledges that the Custodian will furnish the official confirmations of Account transactions and periodic Account statements detailing positions and activity.

(b)  The Sub-Adviser and all of its employees, representatives, directors, officers, shareholders and affiliates (collectively, the “Sub-Adviser Entities and Persons”) shall not incur any liability or responsibility for any determination made, advice given, or other action taken or omitted by it in good faith with respect to the determination of the value of the Account under its management.

(c)  The Sub-Adviser shall maintain such books and records concerning the Account for inspection by the Adviser on behalf of the Fund as are required under the 1940 Act, and the rules and regulations promulgated thereunder.

8.                                       Delegation to Third Parties.  At its own expense, the Sub-Adviser may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement.  Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about the Account to any such third party for the purpose of providing the services contemplated under this clause.

The Sub-Adviser will act in good faith in the selection, use and monitoring of other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

9.                                       Disclosure and Confidentiality.

(a)  Neither the Adviser nor the Fund shall make any representation regarding or reference to the Sub-Adviser Entities and Persons in any disclosure document, advertisement, sales literature or other promotional materials without the prior written consent (which may be via e-mail) of the Sub-Adviser.  The requirements of the previous sentence, however, do not apply to required regulatory filings.  It is expressly understood and agreed that any information or recommendation supplied or produced by the Sub-Adviser in connection with this Agreement and/or the performance of its obligations hereunder is to be regarded by the Adviser and the Fund as confidential, for use only by the Adviser and the Fund in connection with the performance of this Agreement, and shall not be disclosed except as required by law or with the prior written consent of the Sub-Adviser.  The Adviser agrees to maintain in strict confidence and for use only with respect to the Account all investment advice given, transactions effected and other information provided by the Sub-Adviser.

(b)  The Sub-Adviser shall not make any representation regarding or reference to the Adviser, the Fund or any of their employees, representatives, directors, offices, shareholders and affiliates in any disclosure document, advertisement, sales literature or other promotional materials without the prior written consent (which may be via e-mail) of the Adviser and/or the Fund.  The requirements of the previous sentence, however, do not apply to required regulatory filings.  It is expressly understood and agreed that any information or recommendation supplied or produced by the Adviser or the Fund in connection with this Agreement and/or the performance of their obligations hereunder is to be regarded by the Sub-Adviser as confidential, for use only by the Sub-Adviser in connection with the performance of this Agreement, and shall not be disclosed except as required by law or with the written consent of the Adviser and/or the Fund.

10.                                 Fees and Expenses.  For all services provided hereunder, the Adviser shall direct the Fund to pay the Sub-Adviser fees set forth in Exhibit B attached hereto.  Such fees may be changed by written agreement of the parties hereto, subject to applicable law.  It is understood that, in the event such fees are to be paid by the Custodian, the Adviser will provide written authorization to the Custodian to pay such fees directly from the Account.  In addition, it is agreed that all brokerage commissions, taxes, charges and other costs incident to the purchase and sale of securities shall be charged to and paid from the Account.  The Fund shall also be responsible for, and shall reimburse the Sub-Adviser with respect to, any out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by any of the Sub-Adviser Entities or Persons with respect to any third party litigation or required responses to third parties arising out of the Sub-Adviser’s management of the Account, except to the extent that the Sub-Adviser or any of the Sub-Adviser Entities and Persons acted with gross negligence or willful misconduct.

11.                                 Service to Other Clients and Conflicts of Interest.  The Adviser acknowledges that the Sub-Adviser Entities and Persons perform, among other things, investment banking, research, brokerage and advisory and sub-advisory services for various clients and that the Sub-Adviser Entities and Persons may provide investment management services to other clients, regardless of whether the investment policies of such clients are similar to, or different from, those that the Sub-Adviser hereby undertakes to perform with respect to the Adviser. The Adviser agrees that the Sub-Adviser may give advice and take action with respect to any of its other clients, which may differ from advice given or the timing or nature of action taken with respect to the Account.  It is the Sub-Adviser’s policy to allocate investment opportunities among its clients in a manner believed by the Sub-Adviser to be fair and equitable for all accounts involved, consistent with the Sub-Adviser’s policies and procedures with respect to the same.  The Adviser acknowledges and agrees that the Sub-Adviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Account any security which the Sub-Adviser Entities and Persons may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Sub-Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Account.  The Adviser acknowledges and agrees that the Sub-Adviser may make different investment decisions with respect to each of its clients, and that such fact shall not be relied upon by the Adviser or any of its agents or representatives as evidence of a breach of the Sub-Adviser’s duties hereunder.

12.                                 Insider Information.  If, by reason of any of its activities, the Sub-Adviser obtains privileged, confidential or material non-public information, the Adviser acknowledges that the Sub-Adviser will not make any investment decisions based upon such information and that the Sub-Adviser will not be free to divulge such information to the Fund or Adviser or to act upon it on behalf of the Fund or Adviser.

13.                                 Notices.

(a)  With regard to any contributions to, or withdrawals from the Account, notice shall be communicated to the Sub-Adviser both telephonically and via facsimile to the following individuals:

Telephone:	(203) 983-5208
Attention:	Angela Johnson (or current relationship manager)

Facsimile:	(203) 983-5202
Attention:	Angela Johnson (or current relationship manager)

(b)  All other notices and written communications specified herein shall be deemed duly given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by overnight courier service for next business day delivery, by facsimile transmission, or by electronic transmittal with return receipt, to the appropriate address for each party as set forth below. Such communications shall be effective immediately (if delivered in person or by confirmed facsimile), upon the date acknowledged to have been received in return receipt, or upon the next business day (if sent by overnight courier service).

Notices shall be sent to the Sub-Adviser at the following address:

Address:	Forum Partners Investment Management
1700 East Putnam Avenue, Suite 205
Old Greenwich, CT 06870-1366
Facsimile:	(203) 983-5202
Attention:	Angela Johnson

Notices shall be sent to the Custodian at the following address:

Address:	BNY Mellon Asset Servicing
301 Bellevue Parkway, 4th Floor
Wilmington DE 19809
Facsimile:	(302) 791-1570
Attention:	Richard May

Notices shall be sent to the Adviser or the Fund at the following address:

Address:	Versus Capital Advisors LLC
7100 East Belleview Avenue, Suite 306
Greenwood Village, CO 80111
Facsimile:	(888) 792-7401
Attention:	Casey Frazier

14.                                 Discharge of Liability.

(a)  The Sub-Adviser does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Account.  The Adviser understands that investment decisions made for the Account by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  The Sub-Adviser shall not be liable for any act or omission resulting in any loss, liability, cost or expense suffered by the Fund, the Adviser, the Account or any other person in connection with matters to which this Agreement relates except to the extent such loss, liability, cost or expense is caused by the gross negligence or willful misconduct of the Sub-Adviser.  The Adviser acknowledges that the Sub-Adviser will manage only the securities, cash and other investments held in the Account and in making investment decisions for the Account, the Sub-Adviser will not consider any other securities, cash or other investments owned or managed by the Adviser.

(b)  The Sub-Adviser may consult with legal counsel concerning any question which may arise with reference to its duties under this Agreement, and the Sub-Adviser shall not be deemed imprudent by reason of its taking or refraining from taking any action in good faith and in accordance with the advice of such counsel.

(c)  Notwithstanding the foregoing, no provision of this Agreement shall constitute a waiver or limitation of any right of the Adviser that may exist under U.S. federal or state securities law whose applicability is not permitted to be contractually waived.

15.                                 Force Majeure.

(a)  Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party.  Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

(b)  If at any time due to contributions and withdrawals, fluctuations in market prices, abnormal market conditions or any other reason outside the control of the Sub-Adviser, there shall be a deviation from the Investment Guidelines, the Sub-Adviser shall not be in breach of the guidelines so long as it takes such actions over such reasonable period of time as the Sub-Adviser determines are prudent and in the best interests of the Fund to return the investments of the Account to compliance with the Investment Guidelines.

16.                                 Adviser Representations.  The Adviser represents, warrants and covenants to the Sub-Adviser on the date hereof and during the term of this Agreement that:  (i) the Adviser is in material compliance with all applicable state and federal laws, including securities laws and commodities laws and is registered as an investment adviser under the Advisers Act, (ii) the Adviser has been given full power and authority by the Board of Directors of the Fund (the “Board”) to appoint the Sub-Adviser to deal with the Account in accordance with the terms of this Agreement, including, without limitation, the Investment Guidelines; (iii) this Agreement and the Investment Guidelines are consistent with the terms of any governing instrument or agreement applicable to the Fund with respect to the Account; (iv) this Agreement is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule, or obligation to which the Adviser or the Account is subject, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and Adviser agrees to provide the Sub-Adviser with evidence of such authority as may be reasonably requested by the Sub-Adviser); (v) when the Fund is eligible, the Adviser will execute and deliver to the Sub-Adviser a Qualified Institutional Buyer Certification (Annex A), and the Adviser will immediately advise the Sub-Adviser in writing of any change in status affecting such certification; (vi) the Adviser acknowledges that, not less than forty-eight (48) hours prior to entering into this Agreement, the Fund and the Adviser have received a copy of the Sub-Adviser’s brochure required by Part 2 of Form ADV; (vii) the Adviser shall, as reasonably requested by the Sub-Adviser, furnish to the Sub-Adviser certified copies of appointments or designations setting forth the titles and authorities of the individuals who are authorized to act on behalf of the Adviser or the Fund with respect to the Account and this Agreement, as set forth on the list to be provided by the Adviser, and the Sub-Adviser shall be entitled to rely upon such information (including the list of names provided by the Adviser) until it receives written notice of a change in such appointments or designations; (viii) acknowledges that (a) neither the Account nor the cash, securities or other property in the Account are deposits or obligations of, or guaranteed or endorsed in any way by, the Sub-Adviser Entities and Persons or Forum Holdings Limited, or any of its affiliates, subsidiaries, or any bank and (b) neither the Account nor the cash, securities or other property in the Account are insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency and (ix) acknowledges and agrees that the Sub-Adviser is entitled to rely upon the accuracy of information provided by Adviser that Sub-Adviser in good faith believes is genuine.

17.                                 Sub-Adviser Representations.  The Sub-Adviser represents, warrants and covenants to the Adviser on the date hereof and during the term of this Agreement that: (i) the Sub-Adviser is in material compliance with all applicable state and federal laws, including securities laws and commodities laws; (ii) this Agreement is valid and has been duly authorized, does not violate, and includes applicable requirements of, any law, rule, or obligation to which the Sub-Adviser is subject, and when so executed and delivered, will be binding upon the Sub-Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and Sub-Adviser agrees to provide the Adviser with evidence of such authority as may be reasonably requested by the Adviser); and (iii) it is registered as an investment adviser under the Advisers Act.

18.                                 Delivery of Documents.  The Adviser has furnished or shall furnish the Sub-Adviser with copies of each of the following documents, in each case as in effect on the date of this Agreement and as amended from time to time:  (i) the Amended and Restated Limited Liability Company Agreement of the Fund; (ii) the Prospectus and Statement of Additional Information of the Fund; and (iii) all policies and procedures that govern the affairs of the Fund.

19.                                 Applicable Law.  All questions arising hereunder shall be determined according to the laws of the State of New York (without regard to its conflict of laws provisions) and the provisions hereof shall be binding upon the successors and assigns of the parties.  The parties hereby submit to the jurisdiction of the courts of New York and of the federal courts in the Southern District of New York with respect to any litigation relating to this agreement.  The Adviser consents to the service of process by the mailing to the Adviser of copies thereof by certified mail to the Adviser’s address as it appears on the books and records of the Sub-Adviser, such service to be effective ten (10) days after mailing.  The parties hereby waive trial by jury in any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement.  The Adviser hereby irrevocably waives any immunity to which it might otherwise be entitled in any arbitration, action at law, suit in equity or any other proceedings arising out of or based on this Agreement or any transaction in connection herewith.

20.                                 Assignment.  This Agreement shall terminate automatically in the event of its assignment, in accordance with Section 15(a)(4) of the 1940 Act.

21.                                 Term and Effectiveness.

(a)  This Agreement shall become effective as of the date of its execution, providing it has been approved:  (i) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with exemptive relief received from the Securities and Exchange Commission (the “SEC”) that would permit the Adviser, subject to the approval of the Board, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund.

(b)  The Agreement shall remain in effect for a period of two (2) years, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually:  (i) by the vote of a majority of the Board members, or by the vote of the outstanding securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), and (ii) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

22.                                 Termination and Survival.  This Agreement may be terminated with respect to all or a portion of the cash, securities or other property constituting the Account by either party as to its responsibilities hereunder at any time by giving to the other party written notice at least thirty (30) days prior to the date on which such termination is to become effective.  In addition, the Agreement may be terminated at any time, without the payment of any penalty:  (i) by the vote of a majority of the Board; or (ii) by the vote of a majority of the outstanding voting securities of the Fund (as determined pursuant to Section 2(a)(42) of the 1940 Act), upon not more than sixty (60) days’ written notice to the Sub-Adviser, in accordance with Section 15(a)(3) of the 1940 Act.  Termination of this Agreement shall be without prejudice to the completion of any commitments to purchase or dispose of any securities or other property made by the Sub-Adviser prior to giving or receipt of notice to terminate this Agreement. The provisions relating to the following rights and obligations of the parties shall survive the termination, cancellation, expiration and/or rescission of this Agreement: Fees and Expenses, Discharge of Liability, Applicable Law, Termination and Survival and No Solicitation of Employees.

23.                                 Counterparts; Severability.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

24.                                 Amendment.  This Agreement may be amended by mutual consent of the parties.  Except as provided herein, no alteration or variation of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto.  However, the effect of any material change in this Agreement will be to create a new contract that must be approved either:  (i) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and by the vote of a majority of the outstanding voting securities of the Fund pursuant to Section 15(a) of the 1940 Act, or (ii) in accordance with exemptive relief received from the SEC that would permit the Adviser, subject to the approval of the Board, to appoint the Sub-Adviser without first obtaining approval of a majority of the outstanding voting securities of the Fund.

25.                                 Customer Identification Program.  To help the government fight the funding of terrorism and money laundering activities, the Sub-Adviser has adopted a Customer Identification Program, (“CIP”) pursuant to which the Sub-Adviser is required to obtain, verify and maintain records of certain information relating to its clients.  In order to facilitate the Sub-Adviser’s compliance with its CIP, the Adviser hereby represents and warrants that:  (i) the Fund’s taxpayer identification number or other government issued identification number is 45-1872199, (ii) all documents provided to the Sub-Adviser are true and accurate as of the date thereof, and (iii) the Adviser agrees to provide to the Sub-Adviser such other information and documents that the Sub-Adviser requests in order to comply with the Sub-Adviser’s CIP.

26.                                 Consent to Use of Name and Logo.  Subject to Section 9, including without limitation the notice and consent provisions therein, each party consents to the use of their name and logo in the other party’s marketing materials in describing the services provided by the Sub-Adviser under this Agreement and any information relating to the performance of the Account.

27.                                 No Solicitation of Employees.  From the date hereof and for a period of one year after the termination of this Agreement (the “Non-Solicitation Period”), neither party, nor any of their affiliates, will, directly or indirectly, knowingly induce, attempt to induce or encourage any person who is or was employed by the other party or its affiliates during the Non-Solicitation Period to (i) terminate his or her employment with such other party or affiliate or (ii) accept employment with anyone other than such other party or affiliate; provided, however, that the foregoing shall not prohibit a party from soliciting for employment any such employee if such employee was terminated by the other party or its affiliates.

28.                                 No Partnership or Joint Venture; Independent Contractor.  The Adviser and the Fund, on the one hand, and the Sub-Adviser, on the other hand, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or to impose any liability as such on either of them.  The Sub-Adviser’s relation to the Adviser and the Fund shall be deemed to be that of an independent contractor.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties on the day and year first above written.

Versus Capital Advisors LLC

By:	/s/ Casey Frazier
Title:	CIO

Forum Securities Limited

By:	/s/ Dan Pine
Title:	Managing Director

Acknowledged and agreed, solely with respect to Section 10 hereof:
Versus Capital Multi-Manager Real Estate Income Fund LLC

By:	/s/ Mark Quam
Title:	CEO

EXHIBIT A

Brokerage and Execution Services

(a)  The Sub-Adviser will use the execution services of such broker-dealers as it may select from time to time, which will be entitled to compensation for their services, to effect transactions for the purchase and/or sale of securities and other investments by the Account. In connection with transactions effected for the Account, the Adviser authorizes the Sub-Adviser to establish and trade in accounts in the name of the Account with banks, broker-dealers, clearing corporations and other persons, both domestic and foreign, members of national or regional securities exchanges or the Financial Industry Regulatory Authority, including “omnibus” accounts established for the purpose of combining orders for more than one adviser.

(b)  In selecting a broker, dealer or other party for any transaction or series of transactions, the Sub-Adviser may consider a number of factors, including, for example, net price, reputation, financial strength and stability, efficiency of execution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions in the future, research services provided to Sub-Adviser, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, order of call and other matters ordinarily involved in the receipt of brokerage services generally.  Sub-Adviser may effect securities transactions which cause the Account to pay a commission in excess of the commission another broker would have charged, provided, however, that Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker, viewed in terms of either the specific transaction or Sub-Adviser’s overall responsibilities to the accounts for which Sub-Adviser exercises investment discretion, including accounts for clients other than the Account.

EXHIBIT B

FEE LETTER

This letter constitutes our agreement with respect to compensation to be paid to Forum Securities Limited (the “Sub-Adviser”) under the terms of an Investment Sub-Advisory Agreement dated December 21, 2011 between Versus Capital Advisors LLC (the “Adviser”) and the Sub-Adviser, as amended from time to time for services provided (the “Agreement”).  Pursuant to this Fee Letter and in consideration of the services to be provided under the Agreement, the Adviser has been authorized to secure the following annual fee, to be paid by Versus Capital Multi-Manager Real Estate Income Fund (the “Fund”) at the direction of the Adviser, to be calculated and accrued daily and paid quarterly, in arrears, as set forth below.

Sub-Adviser’s annual fee for acting as investment manager is as follows:

0.80% on the first $25 million; plus,

0.70% on the next $25 million; plus,

0.65% on the next $25 million; plus,

0.60% thereafter

Billing Period and Fee Calculation Methodology

The above fee shall be calculated on the basis of the average daily net asset value (as defined in the Fund’s prospectus) of the aggregate assets under management in the Account (as defined in the Agreement).  The fees shall be paid within 30 days of the start of each succeeding calendar quarter.  If the Sub-Adviser serves for less than a complete period, the fees owed to Sub-Adviser shall be calculated on a pro-rata basis for the period for which the Sub-Adviser has served.

ANNEX A

Qualified Institutional Buyer Certification

To: Forum Securities Limited (the “Forum”)

Dear Ladies and Gentlemen:

The undersigned has retained Forum to manage the assets of Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) in the account (the “Account”) pursuant to an agreement with Forum (the “Agreement”). Pursuant to the Agreement, Forum is authorized to invest the Account in restricted securities under Rule 144A of the Securities Act of 1933, as amended (“Rule 144A”) that are issued by various issuers (the “Issuers”) and purchased from various broker-dealers (the “Brokers”). In order to establish that the Fund is a “Qualified Institutional Buyer” under Rule 144A, the undersigned hereby makes the certifications set forth below to the Agent, the Issuers, and the Brokers. The undersigned acknowledges that Forum, the Issuers, and the Brokers will rely on this certification for purposes of Rule 144A.  Forum is hereby authorized to certify to the Issuers and Brokers from time to time that the Fund is a Qualified Institutional Buyer within the meaning of Rule 144A.  Such Issuers and Brokers may rely on a certification from Forum as to the Fund’s status as a Qualified Institutional Buyer as if such certification were delivered directly from the undersigned.  The undersigned agrees to notify Forum of any change in the certifications set forth below.  This certification shall be deemed to be a continuing certification until such time as Forum is notified in writing that the Fund is no longer a Qualified Institutional Buyer for purposes of Rule 144A.

The undersigned hereby certifies that it is familiar with the requirements of Rule 144A and further certifies, represents and warrants that:

1. The Fund is a “Qualified Institutional Buyer” as described in Attachment A hereto.

2. As of                             *, the Fund owned and invested on a discretionary basis an aggregate of $                          ** of eligible securities as defined and calculated as set forth in Attachment A.

3. Fiscal year end:

4. The undersigned is acting for the Fund’s own account or the accounts of other Qualified Institutional Buyers.

5. The person signing this certification is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the undersigned duly authorized to execute this certification. If the Fund is a “family of investment companies” as defined in Rule 144A, the person executing this certification is an executive officer of the investment adviser.

Company:
By:
Printed Name:
Title:
Date:

* Insert a specific date on or since the end of the undersigned’s most recent fiscal year.

** The amount can be an approximation but must be a specific amount in excess of $100 million or such lesser amount applicable to the entity as contemplated by Attachment A. The aggregate investable amount should include all eligible securities, not just those managed by agent.

Attachment A

Definition of “QUALIFIED INSTITUTIONAL BUYER”

Any of the following entities, acting for its own account or the account of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities:

•                  A company organized as an insurance company, whose primary and predominant business activity is the writing of insurance or the reinsuring of risk underwritten by insurance companies, and which is subject to supervision by the insurance commissioner, or similar official or agency, of a state or territory or the District of Columbia; or any receiver or similar official or any liquidating agent for an insurance company, in his capacity as such.

•                  An investment company registered under the Investment Company Act of 1940, as amended.

•                  A business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended (the “1940 Act”).

•                  A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

•                  A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

•                  An employee benefit plan within the meaning of Title I of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

•                  A trust fund whose trustee is a bank or trust company and whose participants are exclusively (i) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, or (ii) employee benefit plans within the meaning of Title I of the ERISA, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

•                  A business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.

•                  An organization described in Section 501(c)(3) of the Internal Revenue Code, as amended.

•                  A corporation (other than a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or a savings and loan association or other institution referenced in Section 3(a)(5)(A) of the Securities Act or a foreign bank or savings and loan association or equivalent institution).

•                  A partnership.

•                  A Massachusetts or similar business trust.

•                  An investment adviser registered under the Investment Advisers Act of 1940, as amended.

•                  A bank as defined in Section 3(a)(2) of the Securities Act that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A foreign bank or savings and loan association or equivalent institution that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 18 months preceding such date of sale for a foreign bank or savings and loan association or equivalent institution.

A dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that in the aggregate owns and invests on a discretionary basis at least $10 million in securities.

A dealer registered pursuant to Section 15 of the Exchange Act, acting in a riskless principal transaction on behalf of a Qualified Institutional Buyer.

An investment company registered under the 1940 Act that is part of a family of investment companies (as defined in Rule 144A(a)(1)(iv) promulgated under the Securities Act) which own in the aggregate at least $100 million in securities.

An entity, all of the equity owners of which are Qualified Institutional Buyers.

Calculation of the Aggregate Amount of Securities owned and invested on a discretionary basis

Exclusions.  In determining the aggregate amount of eligible “securities” owned and invested on a discretionary basis, the following instruments and interests shall be excluded:  securities issued by affiliates of the entity, bank deposit notes and certificates of deposits, loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps.

Valuation.  The aggregate value of securities owned and invested on a discretionary basis by an entity shall be the cost of such securities, except that they may be valued at market if the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published.

Subsidiaries.  Securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under sections 13 or 15(d) of the Exchange Act, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

WRITTEN CONSENT OF THE SOLE MEMBER

OF

VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

THE UNDERSIGNED, being the sole member (the “Member”) of VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC, a Delaware limited liability company (the “Fund”), does hereby consent in writing, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the Limited Liability Company Agreement of the Fund, to the adoption of the following resolutions:

I.                                         SUB-ADVISORY AGREEMENT WITH SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED:

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with Security Capital Research & Management Incorporated (the “Security Capital Sub-Adviser”), a registered adviser under the Investment Advisers Act of 1940, as amended, in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the Security Capital Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “Security Capital Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the Security Capital Sub-Advisory Agreement be and hereby is approved.

II.                                     SUB-ADVISORY AGREEMENT WITH E.I.I. REALTY SECURITIES, INC.:

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with E.I.I. Realty Securities, Inc. (the “E.I.I. Sub-Adviser”), a registered adviser under the Investment Advisers Act of 1940, as amended, in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the E.I.I. Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “E.I.I. Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the E.I.I. Sub-Advisory Agreement be and hereby is approved.

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III.                                 SUB-ADVISORY AGREEMENT WITH FORUM SECURITIES LIMITED

WHEREAS, pursuant to a written consent of the sole member of the Member, the Member, in its capacity as the Fund’s adviser, has been authorized to enter into a sub-advisory agreement with Forum Securities Limited (the “Forum Sub-Adviser”) in connection with the operation of the Fund as a non-diversified, closed-end investment management company, whereby the Forum Sub-Adviser would act as the Fund’s investment sub-adviser, in connection with the operation of the Fund as a non-diversified, closed-end investment management company (the “Forum Sub-Advisory Agreement”).

NOW THEREFORE BE IT RESOLVED, that the Forum Sub-Advisory Agreement be and hereby is approved.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the 19th day of December, 2011.

SOLE MEMBER OF
VERSUS CAPITAL MULTI-MANAGER REAL
ESTATE INCOME FUND LLC:

Versus Capital Advisors LLC

By:	/s/ William R. Fuhs
	Name:	William R. Fuhs
	Title:	Chief Financial Officer